UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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TUFCO TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
PROPOSAL ONE -- ELECTION OF DIRECTORS
CERTAIN CORPORATE GOVERNANCE MATTERS
DIRECTOR COMPENSATION (Fiscal Year 2007)
MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE’S INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE
POTENTIAL PAYMENT OF TERMINATION OR CHANGE IN CONTROL
TRANSACTIONS WITH RELATED PERSONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCKHOLDER PROPOSALS
OTHER BUSINESS
EXPENSES
ANNUAL REPORT

TUFCO TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held May 15, 2008

To Our Stockholders:

You are invited to attend the annual meeting of stockholders of Tufco Technologies, Inc. to be held at 360 Hamilton Avenue, 1st Floor Board Room, White Plains, NY 10601 on Thursday, May 15, 2008 at 8:00 a.m. Eastern Daylight Time, for the following purposes:

Proposal 1.	To elect seven directors to serve for a one-year term and until their successors are elected and qualified.

Proposal 2.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

The record date for the annual meeting is March 27, 2008. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. The Board of Directors hopes that you will find it convenient to attend the annual meeting in person, but whether or not you plan to attend, please complete, sign, date and return the enclosed proxy to ensure that your shares of common stock are represented at the annual meeting. Returning your proxy does not deprive you of the right to attend the annual meeting and vote your shares in person.

Sincerely,

Michael B. Wheeler,
Secretary

April 2, 2008

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 15, 2008

Tufco Technologies, Inc.
3161 S. Ridge Road
Green Bay, WI 54304

The Board of Directors of Tufco Technologies, Inc. (“Tufco,” the “Company,” “we”, “our” or “us”) is soliciting proxies to be used at the 2007 annual meeting of stockholders to be held at 360 Hamilton Avenue, 1st Floor Board Room, White Plains, NY 10601 on Thursday, May 15, 2008, at 8:00 a.m., Eastern Daylight Time. This proxy statement and accompanying proxy are first being mailed to stockholders on or about April 2, 2008.

Who Can Vote

Only stockholders of record as of the close of business on March 27, 2008 are entitled to notice of and to vote at the annual meeting. As of March 27, 2008, we had outstanding 4,507,644 shares of common stock, the only outstanding class of stock entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held.

How You Can Vote

Shares of common stock cannot be voted at the annual meeting unless the holder of record is present in person or by proxy. All stockholders are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement. Valid proxies will be voted at the annual meeting and at any postponements or adjournments thereof as you direct in the proxy. If no direction is given and the proxy is validly executed, the proxy will be voted FOR the election of the nominees for the Board of Directors set forth in this proxy statement. The persons authorized under the proxies will vote upon such other business as may properly come before the annual meeting in accordance with their best judgment.

Revocation of Proxies

You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

(1) by delivering a written notice of revocation to the Corporate Secretary of Tufco;

(2) by timely submitting a duly executed proxy bearing a later date; or

(3) by attending the annual meeting and expressing the desire to vote your shares in person.

Quorum

A majority of the outstanding shares of common stock on March 27, 2008 (2,253,823 shares), represented in person or by proxy, shall constitute a quorum for the transaction of business at the annual meeting. However, if a quorum is not present, the stockholders present at the meeting have the power to adjourn the meeting until a quorum is present. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be included in the determination of the number of shares present at the annual meeting for quorum purposes, but will not be counted for or against any proposal. Broker non-votes are when a nominee holding shares of common stock for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto.

Your vote is important. Accordingly, you are asked to complete, date, sign and return the accompanying proxy whether or not you plan to attend the annual meeting. If you plan to attend the annual meeting to vote in person and your shares are registered with our transfer agent (StockTrans, Inc.) in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors will consist of one to twelve directors, as determined from time to time by resolution of the Board of Directors. The Board of Directors has set the number of directors at seven. Six of our current directors have been nominated for re-election at the annual meeting. William R. Ziemendorf has also been nominated for election as a director at the annual meeting. Seymour S. Preston, III is not standing for re-election. Each director will serve until the 2009 annual meeting and until his successor has been elected and qualified or until the director’s earlier death, resignation or removal. Each nominee has consented to being named in this proxy statement and to serve if elected.

We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board of Directors, unless a contrary instruction is given in the proxy.

Each stockholder is entitled to cast one vote for each share of common stock held on March 27, 2008. The majority vote of the shares represented in person or by proxy at the annual meeting is required to elect each director. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

Nominees

The persons nominated to be directors are listed below.

During fiscal year 2007, the Board of Directors held four meetings. No director attended less than 75% of the aggregate of the total number of meetings held by the Board of Directors and the committees on which he served.

The following information as of March 27, 2008 is submitted concerning the nominees named for election as directors:

Name	Age	Position Held

Robert J. Simon	49	Chairman of the Board of Directors
Samuel J. Bero	72	Director
C. Hamilton Davison, Jr.	48	Director
Brian Kelly	64	Director
Louis LeCalsey, III	69	Director, President and Chief Executive Officer
Richard M. Segel	67	Director
William R. Ziemendorf	49	Nominee for Director

Mr. Simon has been Chairman of the Board of Directors of Tufco since February 1992. Mr. Simon has been a Senior Managing Director of Bradford Ventures, Ltd., a private investment firm, since 1992 and a General Partner of Bradford Associates since 1989, having started at the firm in 1984. Mr. Simon is either Chairman of the Board or a director of Alkota Cleaning Systems, Inc., Atlantic-Meeco, Inc., Eagle Solutions, Inc., Electron Beam Technologies, Inc., Independent Printing Company, Inc., Indo-European Foods, Inc., Overseas Callander Fund, Ltd., Overseas Equity Investors Ltd., Portuguese Baking Company, Professional Plumbing Group, Inc., and Sunbelt Modular, Inc., as well as several other privately held companies. Mr. Simon received an MBA in finance from New York University Graduate School of Business Administration and a B.S. in finance from the University of Minnesota School of Management.

Mr. Bero had been President and Chief Executive Officer from November 1993 until he retired in July 1995, Executive Vice President since November 1992, and General Manager since 1974, when he co-founded Tufco Industries, Inc., our predecessor. Mr. Bero has been a director since 1992 and has over 33 years of experience in the converting industry.

Mr. Davison has been a director since 1992.  Mr. Davison is currently a Principal with Advantaged In Strategy, LLC, a management consulting firm which began operations in 2007, and also serves as the Executive Director of the American Catalog Mailers Association, a Washington-based 501(c)6 advocacy group. Formerly, he was President and a director of Paramount Cards, Inc., a manufacturer and retailer of greeting cards, since 1988 and Chief Executive Officer from 1995 to 2006. Prior to that time, Mr. Davison was Vice President, International and Marketing of Paramount Cards, Inc. In addition to other private companies and not-for-profit boards, he served as a director and member of the audit committee of Valley Resources until 2000 when the company was sold to Southern Union (NYSE:SUG). Mr. Davison received a Bachelors Degree from Vanderbilt University and a Masters Degree from the University of Texas.

Mr. Kelly became a director in November 2006.  He founded Waverly Partners, Inc., a company that provides assistance in the acquisition and operation of niche metals component manufacturing businesses, in 1994 and has been President since its inception. Prior to starting Waverly, Mr. Kelly was President of Fitchburg Coated Products. From 1984 to 1989, he served as Chief Financial Officer of Technographics, Inc. Mr. Kelly is a CPA, received an AB in Political Science from Providence College and an MBA from McGill University.

Mr. LeCalsey assumed the positions of President and Chief Executive Officer of Tufco in October 1996. Previously he was President of Tufco Industries, Inc. since April 1996. Prior to joining Tufco, he served as Vice President of Worldwide Logistics for Scott Paper Company, the culmination of a 23-year career with Scott in various leadership positions. Mr. LeCalsey serves as a director of Independent Printing Company, Inc., as well as a member of the Advisory Board for Bradford Equities Management, LLC. Mr. LeCalsey received his AB from Franklin and Marshall College. In addition, his MBA work was at the University of Wisconsin and he completed Executive courses at both the University of Michigan and at Thunderbird, the American Graduate School of International Business.

Mr. Segel has been a director since February 2008.  He is President of Highlands, LLC, founded in 2005, which provides consulting, investment and advisory services to businesses and private equity investors. From 1998 to 2004, Mr. Segel was President and CEO of Pamarco Technologies, Inc., a manufacturer/re-manufacturer of printing and converting equipment and key wear components. From 1993 to 1997, Mr. Segel was President and CEO of Dunmore Corporation, a privately held converter of plastic films. From 1990 to 1993, he was an Executive Vice President with Bell and Howell. Mr. Segel is currently a director of Pelagus Fund, Inc. and several privately held companies. Mr. Segel received Bachelors and Masters Degrees in Mechanical Engineering from Yale University, and an MBA from the University of Chicago. He has over 35 years experience in the printing and converting industry.

Mr. Ziemendorf has been nominated for election as a director of the Company. He has been President and Chief Executive Officer of Independent Printing Company since 1998. Mr. Ziemendorf began working at Independent Printing in 1986 and held various positions with the company prior to becoming President. Mr. Ziemendorf was employed at Shinners, Hucovski and Company, S.C. as a Certified Public Accountant from June 1981 through April 1986. Mr. Ziemendorf is a Certified Public Accountant and received his Bachelor’s degree from the University of Wisconsin-Eau Claire.

None of the directors listed herein is related to any other director or executive officer of the Company.

The Board of Directors unanimously recommends that stockholders vote FOR the election of directors as set forth in proposal one.

Committees of the Board of Directors

The Board of Directors has an Executive Committee, a Compensation Committee, and an Audit Committee but not a Nominating Committee.

Executive Committee

Functions:	Serves in the event action must be taken by the Company at a time when convening a meeting of the entire Board of Directors is not feasible. May exercise all of the authority of the Board of Directors in the business and affairs of Tufco with certain exceptions.

Members:	Samuel J. Bero Robert J. Simon, Chairman

Number of Meetings in 2007:	One

Audit Committee

Functions:	Reviews proposals from the independent registered public accounting firm regarding annual audits. Approves the engagement or discharge and compensation of the independent registered public accounting firm. Reviews recommendations of the independent registered public accounting firm concerning accounting principles and the adequacy of internal controls and accounting procedures and practices. Reviews the scope of the annual audit. Approves or disapproves each professional service or type of service other than standard auditing services to be provided by the independent registered public accounting firm. Reviews and discusses the earnings release, unaudited quarterly and audited annual financial statements with management and the independent registered public accounting firm prior to the press release. Provides other functions required by the Sarbanes-Oxley Act of 2002.

Members:	C. Hamilton Davison, Jr. Brian Kelly, Chairman Seymour S. Preston, III (through the annual meeting) William R. Ziemendorf (following the annual meeting)

Number of Meetings in 2007:	Four

Compensation Committee

Functions:	Reviews annual salaries and bonuses for officers and determines the recipients of, and time of granting of, stock options. Determines the exercise price of each stock option and the number of shares to be issued upon the exercise of each stock option.

Members:	Samuel J. Bero Robert J. Simon, Chairman

Number of Meetings in 2007:	One

CERTAIN CORPORATE GOVERNANCE MATTERS

The Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and final rules of the Securities and Exchange Commission (“SEC”) interpreting and implementing the Sarbanes-Oxley Act, as well as listing standards of the NASDAQ Stock Market relating to corporate governance matters. Among the significant measures implemented by the Board of Directors to date are the following:

Audit Committee Composition

The Audit Committee is comprised solely of “independent directors” in accordance with the NASDAQ Global Market standards.

Audit Committee Charter

The Audit Committee is currently composed of Mr. C. Hamilton Davison, Jr., Mr. Brian Kelly, Mr. Seymour S. Preston, III (through the annual meeting) and Mr. William R. Ziemendorf (following the annual meeting). The Audit Committee operates under a written charter adopted by the Board of Directors. The amended and restated

Audit Committee Charter was ratified by the Board of Directors on February 9, 2007. The amended and restated Audit Committee Charter was attached as an exhibit to the Company’s definitive Proxy Statement filed in fiscal 2007. For fiscal 2007, the Board of Directors of the Company has determined that Brian Kelly is the Audit Committee Financial Expert (as defined in Item 407(d)(5)(ii) of Regulation S-K). Mr. Kelly is “independent” under the listing standards of the NASDAQ Global Market.

Code of Ethics

In December 2003, the Audit Committee adopted a Code of Ethics applicable to all employee associates and directors of the Company. This Code of Ethics, together with the Code of Ethics for Senior Financial Officers, constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act of 2002 and SEC rules. The Code of Ethics for Senior Financial Officers was filed as an exhibit to the Company’s Form 10-K for its fiscal year ended September 30, 2003. The Code of Ethics was ratified by the Board of Directors on January 13, 2004.

The Company is a “Controlled Company” as defined in NASDAQ Marketplace Rule 4350(c)(3). The Board of Directors has based this determination on the fact that approximately 58% of the voting stock of the Company is held by Bradford Venture Partners, L.P. and Overseas Equity Investors Ltd., which together constitute a group for purposes of NASDAQ Marketplace Rule 4350(c)(5). The Company’s compensation committee includes one director, Robert J. Simon, who is not “independent” under the standards of the Nasdaq Global Market. However, as the Company is a “Controlled Company” it is not required under the standards of the Nasdaq Global Market to have a compensation committee consisting solely of “independent” directors.

The Board of Directors does not have a standing Nominating Committee or committee performing similar functions; however, the Board of Directors functions in the capacity of the Nominating Committee. As the Company is a “Controlled Company” and a majority of the members of the Board are independent, the Board has determined not to create a separate nominating committee. The Board of Directors has determined that five of the seven nominees meet the independence standards under the applicable NASDAQ rules. These nominees are Messrs. Bero, Davison, Kelly, Segel and Ziemendorf.

The Audit Committee or another independent committee of the Board of Directors is required to approve all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K (or such approval may be made by another independent committee of the Board).

Where called for, qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. Minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Board of Directors desires a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. In the event of a need for a new or additional director, the Board of Directors would evaluate potential nominees by reviewing their qualifications, results of personal and reference interviews and such other information as they may deem relevant.

The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The Board of Directors has not established formal procedures for security holders to submit director recommendations; however, such recommendations may be sent to the Corporate Secretary at the Company’s executive offices. If the Company were to receive recommendations of candidates from the Company’s security holders, the Board of Directors would consider such recommendations in the same manner as all other candidates.

The Board of Directors has not implemented a formal process for stockholders of the Company to send communications to the Board of Directions. The Corporate Secretary of Tufco Technologies, Inc. will forward any communications from stockholders that he receives to the Board of Directors.

The Board of Directors does not currently have a policy with regard to the attendance of board members at its annual meeting of stockholders. All of the directors except for Mr. Segel and Mr. Ziemendorf, (who were not then serving on the Board of Directors), attended the Company’s 2007 Annual Meeting of Stockholders.

Director Compensation

Our directors who are not employees receive:

•	an annual fee of $12,000,

•	a payment of $1,500 for each board meeting attended,

•	a payment of $1,500 for each committee meeting attended, and per diem fees for supplemental Audit Committee services.

In addition, upon election or reelection to the Board of Directors at the annual meeting, each non-employee director will receive an option to acquire 3,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan. The options are exercisable immediately at an exercise price equal to the fair market value of the common stock on the date of the annual meeting. On February 19, 2008, Mr. Segel received a discretionary grant to acquire 2,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan, at an exercise price of $6.50 per share. On December 14, 2006, Mr. Kelly received a discretionary grant to acquire 2,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan at an exercise price of $6.76 per share. In addition, on May 16, 2007, Messrs. Bero, Davison, Kelly, Preston and Simon each received options to acquire 3,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan, as amended, with an exercise price of $8.05 per share.

DIRECTOR COMPENSATION
(Fiscal Year 2007)

	Fees Earned or	Option
Name	Paid in Cash	Awards	Total

Robert J. Simon	$17,000	$5,428	$22,428
Samuel J. Bero	$17,500	$5,428	$22,928
C. Hamilton Davison, Jr.	$20,500	$5,428	$25,928
Brian Kelly	$14,500	$13,193	$27,693
Seymour S. Preston, III	$20,000	$5,428	$25,428
William J. Malooly	$14,000	$—	$14,000

MANAGEMENT

THE EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Positions with the Company

Louis LeCalsey, III	69	Director, President and Chief Executive Officer
Michael B. Wheeler	63	Executive Vice President, Chief Financial Officer, Chief Operating Officer, Corporate Secretary and Treasurer
Michele M. Cherney	39	Sr. Vice President, Sales and Marketing-Contract Manufacturing

Executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board of Directors. There are no family relationships between any executive officers of the Company.

Executive Officers

Louis LeCalsey, III — Mr. LeCalsey assumed the positions of President and Chief Executive Officer of Tufco in October 1996. Previously he was President of Tufco Industries, Inc. since April 1996. Prior to joining Tufco, he served as Vice President of Worldwide Logistics for Scott Paper Company, the culmination of a 23-year career with Scott in various leadership positions. Mr. LeCalsey serves as a director of Independent Printing Company, Inc., as well as a member of the Advisory Board for Bradford Equities Management, LLC.

Michael B. Wheeler, CPA — Mr. Wheeler assumed the position of Executive Vice President, Chief Financial Officer and Chief Operating Officer in June of 2006, retaining his position as Secretary and Treasurer. He had served as Vice President, Chief Financial Officer, Secretary and Treasurer since March 27, 2002. From 1999 to 2001, Mr. Wheeler consulted for several companies as a senior financial consultant. Prior to that, Mr. Wheeler was with Stone Container Corporation for twenty-five years serving as Vice President and Treasurer from 1983 to 1998.

Michele M. Cherney  — Ms. Cherney assumed the position of Sr. Vice President, Sales & Marketing for the Contract Manufacturing business segment in June of 2006. She had been Vice President, Sales & Marketing for the Contract Manufacturing business segment since 1999. She began her career with Tufco in 1996 as a Marketing Manager in the Sales Department. Prior to joining Tufco, Ms. Cherney was in sales and marketing for Bay West Paper, a division of Mosinee Paper, from 1989 until 1996. Ms. Cherney is a Director of INDA (Association of the Nonwoven Fabrics Industry).

Madge J. Joplin, who had served as our Vice President, Sales and Operations since 1998, died on March 1, 2008. She had been placed on Long-Term Disability on November 14, 2007. Her replacement has not yet been appointed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive and principal financial officers, and the two other executive officers of the Company (the named “executive officers”).

The Compensation Committee (the “Compensation Committee”) of our Board of Directors generally has responsibility for establishing executive officer compensation, reviewing and establishing the executive compensation and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the 2003 Non-Qualified Stock Option Plan and the 2004 Non-Employee Director Stock Option plan, determining the number of options, if any, to be granted under those plans and reporting to the Board of Directors regarding the foregoing. None of the executive officers are members of the Compensation Committee. The current Compensation Committee members are Robert J. Simon and Samuel J. Bero. The Compensation Committee met once during 2007.

Overview of Compensation Programs and Objectives

The objectives of the Compensation Committee in setting the levels and components of compensation for the executive officers are to:

1. Attract, motivate and retain talented and dedicated executives;

2. Motivate performance to achieve our specific strategic and operating objectives; and

3. Provide both cash and equity incentives that align the interests of the executive officers with the long-term interests of our stockholders.

The Compensation Committee reviews the achievement of corporate financial goals established by the Compensation Committee and individual contributions. The Compensation Committee relies on judgment and not upon rigid guidelines or formulas in determining the amount or mix of compensation elements for each executive officer. Factors affecting their judgment include performance compared to strategic goals, the nature of the executive officer’s responsibilities and his or her effectiveness in leading our initiatives to achieve our goals. Our Chief Executive Officer, Louis LeCalsey, III, as the manager of the members of the executive team, assesses the executives’ individual contributions and makes recommendations to the Compensation Committee with respect to increases in base salary, bonus targets and long-term incentive awards, for each member of the executive team, including himself. The Compensation Committee evaluates, discusses, modifies and approves these recommendations. As described in more detail below, the material components of the executive officers compensation includes base salary, bonus, long-term incentive awards, severance protection and change-in-control benefits. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives.

Base salaries, severance protection and change-in-control benefits are all primarily intended to attract and retain qualified executives. The Company offered severance protection and change in control benefits to the executives as an inducement for hire. These provisions are contained in the employment contracts signed by each executive at the time of hire. The Company believes it needs to provide executives with a level of predictable compensation in order to attract and retain top-caliber executives and reward their continued services. The Compensation Committee’s general philosophy is that bonuses and long-term incentive compensation should fluctuate with the Company’s success in achieving financial and other goals, and that the Company should continue to use long-term compensation in the form of stock options to align stockholder and executives’ interests. The Company also believes that a mix of longer-term and short-term elements allows it to achieve the dual goals of attracting and retaining executives while motivating their continued performance and aligning their financial interests with that of our shareholders.

The Compensation Committee sets compensation levels based upon its knowledge of comparable compensation levels for executives in similarly structured companies. Mr. Simon is a Senior Managing Director of Bradford Ventures, Ltd., a private investment firm and thus has significant exposure to compensation practices and levels at many different companies.

Current Material Elements

Base Salary.  In determining the base salaries of the executive officers in 2007, the Compensation Committee considered the performance of each executive during the prior year, the nature of the executive’s responsibilities and the Company’s past compensation practice. Base salary is paid in cash.

Each of the executive officers has employment agreements dictating a minimum level of base salary. The executive officers annual base salaries have not been increased for a period of approximately 36 months for Mr. LeCalsey, 16 months for Mr. Wheeler and Ms. Cherney and 14 months for Ms. Joplin. The base salary that was paid to each executive officer in 2007 is the amount reported for such officer as “Salary” in the Summary Compensation Table below. The officer’s base salaries will be increased approximately 3.7% for fiscal 2008.

Bonuses.  Bonuses for executive officers, if any, are paid in cash upon the achievement of our financial targets for operating income. Historically, the operating income target was based upon our annual operating budget. In recent years, the Compensation Committee has set the target at a higher level than that indicated by the operating budget. Bonuses, if any, are paid upon meeting or exceeding targeted operating income levels established by the Compensation Committee. There have been no bonuses paid since fiscal year 2004.

Long-Term Incentive Compensation.  The Company traditionally awards long-term incentive compensation, in the form of stock options (including to the executive officers) once per year. The Compensation Committee may grant awards at any other time during the year in connection with the hiring or promotion of employees or based upon other special circumstances or performance. This is to provide a long term incentive which is directly tied to the performance of our stock. These grants provide an incentive to maximize stockholder value by providing the employees an equity interest which further aligns their interests with those of the stockholders. The exercise price of these grants is the closing price (used to establish fair market value) of the underlying common stock on the date of grant. In general, the options vest in equal annual installments over a three-year period beginning one year after the date of grant. There were no options granted to officers in fiscal 2007 or fiscal 2006. On October 1, 2007, Mr. LeCalsey received an option award for 6,000 shares, Mr. Wheeler for 6,000 shares and Ms. Cherney for 3,000 shares. The aggregate amount as determined under FAS No. 123R recognized for purposes of our financial statements for 2007 with respect to options granted to the executive officers in previous years is shown in the “Summary Compensation Table” below. The grant date value of the options and restricted stock units awarded to the executive officers in 2007 as determined under FAS No. 123R for purposes of the Company’s financial statements is shown in the “Grants of Plan-Based Awards Table” below.

Other Benefits.  Our executive officers receive other benefits that we provide to our full-time employees. These are:

•	Medical benefits

•	Vacation and personal days

•	Group term life insurance

•	Short-term and long-term disability protection

We also provide miscellaneous perquisites to executive officers, including a car allowance or leased car and country club memberships.

Severance Protection and Change-in-Control Benefits.  The level of severance protection and change-in-control benefits provided to each executive officer is based upon the executive officers’ employment contract and was negotiated at the time of hire. Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Stock Ownership Guidelines

The Company currently does not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interest with those of our stockholders.

Compliance with Section 162(m)

The Compensation Committee currently intends for all compensation paid to the executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, (as amended (“Section 162(m)”). Section 162(m) provides that compensation paid to the executive officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general (1) such compensation is performance-based, established by a committee of outside directors and objective, and (2) the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. The Compensation Committee does not intend that an officer’s compensation would exceed that threshold. In the future, to maintain flexibility in the compensatory arrangements of the Company, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing Compensation Discussion and Analysis. Based upon this review and its discussions with management, the Compensation Committee recommended to its Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Robert J. Simon (Chairman)
Samuel J. Bero

COMPENSATION COMMITTEE’S INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear above were committee members during all of 2007. Mr. Bero and Mr. Simon serve on our compensation committee. Mr. Bero was an officer from November 1993, until his retirement in July 1995. In addition, as described in greater detail under Transactions with Related Persons, the Company leases one of its facilities from a partnership in which Mr. Bero is a partner. In 1994, the Company entered into a consulting agreement with Bradford Ventures, Ltd., an affiliate of Bradford Associates. Mr. Simon currently is a general partner of Bradford Associates.

SUMMARY COMPENSATION TABLE

The table below sets forth the cash and non-cash compensation for the last fiscal year awarded to or earned by our named executive officers, who are set forth below.

			Option	All Other
Name and Principal Position	Year	Salary	Awards	Compensation(1)	Total

Louis LeCalsey, III Director, President and CEO	2007	$276,000	$14,481	$15,157	$305,638
Michael B. Wheeler Executive Vice President, CFO, COO, Secretary and Treasurer	2007	$195,000	$10,861	$13,708	$219,569
Michele M. Cherney Sr. Vice President, Sales and Marketing	2007	$164,500	$3,620	$18,963	$187,083
Madge J. Joplin(2) Vice President, Sales and Operations	2007	$129,800	$3,620	$16,482	$149,902

(1)	The compensation reported represents contributions to the 401(k) Plan, car allowances and country club dues.

(2)	Ms. Joplin died on March 1, 2008. She had been on Long-Term Disability since November 14, 2007.

Grants of Plan Based Awards

No stock option grants were made by the Company during fiscal year 2007 to any of our named executive officers described above in the “Summary Compensation Table”.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

Mr. LeCalsey entered into an employment agreement with the Company effective September 19, 1996, as amended, under which he serves as the President and Chief Executive Officer for an initial term of three years with successive one-year renewal terms. If we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him immediately terminates. If we terminate his employment without cause, we are obligated to compensate him for a period of one year. If his employment is terminated within 180 days following a change in control of the Company (as defined in the employment agreement), then we (or our successor) will be obligated to pay him his base salary (subject to certain deductions) for a period of two years following the occurrence of the change in control. The employment agreement prohibits him from competing with us while employed by us and for one year after termination of his employment with us. The employment agreement provides for a current annual base salary of $276,000, an annual bonus and various fringe benefits. The bonus is based upon a target for operating income determined by the Compensation Committee.

Mr. Wheeler entered into an employment agreement with the Company effective March 27, 2002, under which he served as Vice President, Chief Financial Officer, Secretary and Treasurer for an initial term of one year with successive one-year renewal terms. Mr. Wheeler was promoted to Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer in June, 2006. If we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him immediately terminates. If we terminate his employment without cause, we will be obligated to compensate him for a period of one year (and if such termination occurs in the fourth quarter of any year, a pro-rated portion of his bonus, if applicable). The employment agreement prohibits him from competing with us while employed by us and for one year after termination of his employment by us. The employment agreement provides for a current annual base salary of $195,000, an annual bonus and various fringe benefits. The bonus is based upon a target for operating income determined by the Compensation Committee.

Ms. Joplin entered into an employment agreement with the Company effective October 1, 1996, under which she served as Vice President, Sales and Operations for an initial term of one year with successive one-year renewal terms. The employment agreement provided for an annual base salary of $129,800, an annual bonus and various fringe benefits. Ms. Joplin elected to accept Long-Term Disability as of November 14, 2007 and this agreement terminated upon her death on March 1, 2008.

Ms. Cherney entered into an employment agreement with the Company effective October 1, 1997, under which she serves as Vice President, Sales and Marketing for an initial term of one year with successive one-year renewal terms. Ms. Cherney was promoted to Sr. Vice President Sales and Marketing in June 2006. If we terminate her employment for cause, or as a result of her death or disability, our obligation to compensate her immediately terminates. If she is terminated without cause, we will be obligated to compensate her for a period of one year. The employment agreement prohibits her from competing with us while employed by us and for one year after the later of her termination of employment or the termination of severance pay. The employment agreement provides for a current annual base salary of $164,500, an annual bonus and various fringe benefits. The bonus is based upon a target for operating income determined by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the value of the unexercised options as of September 30, 2007 held by the named executive officers.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration
Name	(#) Exercisable	(#) Unexercisable	Price($)	Date

Louis LeCalsey, III	30,000	—	$7.00	10/01/11
	16,500	—	$4.92	10/01/12
	15,000	—	$5.71	11/26/13
	8,000	4,000	$7.87	11/19/14
Michael B. Wheeler	15,000	—	$5.70	3/27/12
	12,500	—	$4.92	10/01/12
	11,000	—	$5.71	11/26/13
	6,000	3,000	$7.87	11/19/14
Madge J. Joplin	4,000	—	$7.00	10/01/11
	4,500	—	$4.92	10/01/12
	4,000	—	$5.71	11/26/13
	2,000	1,000	$7.87	11/19/14
Michele M. Cherney	4,000	—	$7.00	10/01/11
	4,500	—	$4.92	10/01/12
	4,000	—	$5.71	11/26/13
	2,000	1,000	$7.87	11/19/14

Options Exercised and Stock Vested

In fiscal year 2007, no named executive officers of the Company exercised options to acquire the Company’s common stock.

POTENTIAL PAYMENT OF TERMINATION OR CHANGE IN CONTROL

The employment agreements provide for a current annual base salary, an annual bonus and various fringe benefits. The bonus is based upon a target for operating income determined by the Compensation Committee. As of September 30, 2007, the following table sets forth the potential payment that each of our named executive officers would receive upon termination or change in control.

	Compensation Following	Compensation of Individual if
	Termination Without	Terminated Within 180 Days
Name	Cause(2)	Following Change in Control

Louis LeCalsey, III	$276,000	$552,000
Michael B. Wheeler	$195,000	—
Michele M. Cherney	$164,500	—
Madge J. Joplin(1)	$129,800	—

(1)	Ms. Joplin accepted Long-Term Disability as of November 14, 2007 and died on March 1, 2008.

(2)	The officers would receive a bonus based upon a target for operating income determined by the Compensation Committee.

Equity Compensation Plan Information

The following table sets forth information concerning the equity compensation plans of the Company as of September 30, 2007.

(C)
	(A)		Number of Securities
	Number of Securities	(B)	Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (A))

Equity compensation plans approved by security holders(1)	296,300	$6.74	321,200
Equity compensation plans not approved by security holders(2)	—	—	—

(1)	Plans represent (i) the 1992 Non-Qualified Stock Option Plan, which expired in April 2002, (ii) the 2003 Non- Qualified Stock Option Plan, which expires April 2013 and the 1993 Non-Employee Director Stock Option Plan, which expired March 2004, and (iii) the 2004 Non-Employee Director Stock Option Plan, which expires March 2014.

(2)	There are no equity compensation plans not approved by security holders.

TRANSACTIONS WITH RELATED PERSONS

We lease one of our facilities from a partnership in which Samuel J. Bero is a partner. We paid total rent of $185,819 to the partnership that is the lessor of this facility for fiscal year 2007. In November 2006, we entered into a new lease with the partnership, which expires in March 2013. The rent under this lease is $17,070 per month beginning in April 2007 and increases by 1.65% each succeeding year. In exchange for the Company’s entering into the new lease, the partnership agreed to pay for up to $300,000 of improvements to the facility. We believe that the terms of this lease are at least as favorable to us as could have been obtained from an unaffiliated party.

In 1994, the Company entered into a consulting agreement with Bradford Ventures, Ltd. (“Bradford Ventures”), an affiliate of Bradford Venture Partners, L.P., and Overseas Equity Investors Partners, two of our largest stockholders, under which Bradford Ventures provides various financial consulting services to us for an initial term of 10 years, with successive automatic renewal terms of one year each unless terminated by either party. Under this agreement, Bradford Ventures has assisted us in structuring our initial public offering, various acquisitions and divestitures and restructuring our long-term obligations. In addition, Bradford Ventures provides general business consulting and advice. We expect to use the services of Bradford Ventures in the future for similar services as well as in any major transaction, such as loans, subsequent public offerings and acquisitions and divestitures. We are obligated to pay Bradford Ventures an annual fee of $210,000 under the agreement, subject to a 5% annual increase for each year since 1994, plus reasonable out-of-pocket expenses. During fiscal year 2007, we paid Bradford Ventures $371,149 in fees. We believe that the terms of the agreement with Bradford Ventures are customary and are at least as favorable to us as could be obtained from an unaffiliated party.

Mr. Simon and Mr. LeCalsey serve on the Board of Directors of Independent Printing Company, Inc. Mr. Ziemendorf is the Chief Executive Officer of Independent Printing Company, Inc.

PERFORMANCE GRAPH

SEC rules require the presentation of a line graph comparing, over a period of five years, the cumulative total stockholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by us.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG TUFCO TECHNOLOGIES, INC.,
NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON OCT. 1, 2002
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING SEPT. 30, 2007

	2002	2003	2004	2005	2006	2007
TUFCO TECHNOLOGIES, INC.	100.00	130.89	160.37	128.05	138.82	152.44
HEMSCOTT GROUP INDEX	100.00	122.38	144.70	154.19	181.68	231.87
NASDAQ MARKET INDEX	100.00	153.26	162.48	184.85	195.81	234.00

(1)	Formerly named Coredata Group Index

The graph above compares the performance of our common stock with the performance of the NASDAQ Market Index and the Hemscott Industry Group 325 — Packing and Containers Group Index from October 1, 2002 through September 30, 2007. The comparison assumes $100 was invested on October 1, 2002, in our common stock and in each of the aforementioned indices and assumes reinvestment of dividends.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 4 or 5 were required, the Company believes that during the 2007 fiscal year all Section 16(a) filing requirements were complied with.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 21, 2008, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each current director, (3) each named executive officer, and (4) all current directors and executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual’s spouse. The individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual’s spouse.

Certain of the shares listed below are deemed to be owned beneficially by more than one stockholder under SEC rules. Accordingly, the sum of the ownership percentages listed exceeds 100%.

	Amount and Nature of
	Beneficial Ownership	Percent of Class

Over 5% Stockholders
Robert J. Simon(1)(3)(4)(13)	2,657,543	58.6%
Barbara M. Henagan(1)(3)	2,621,661	58.2%
Bradford Venture Partners, L.P.(1)(2)	2,619,740	58.1%
Overseas Equity Investors Partners(3)(6)	2,619,740	58.1%
Other Directors, Nominees and Executive Officers
Samuel J. Bero(7)	203,500	4.5%
Louis LeCalsey, III(8)	190,078	4.1%
C. Hamilton Davison, Jr.(5)	29,842	*
Seymour S. Preston, III(9)	29,000	*
Brian Kelly(14)	5,000	*
Michael B. Wheeler(10)	48,500	1.1%
William R. Ziemendorf	—	*
Michele M. Cherney(11)	33,000	*
Richard M. Segel(15)	2,000	*
Directors and Executive Officers as a Group (10 persons)(1)(3)(12)	3,198,463	67.3%

*	Less than one percent

(1)	The amounts shown for Mr. Simon and Ms. Henagan include the shares owned of record by Bradford Venture Partners, L.P., as to which they may be deemed to share beneficial ownership due to their having voting and dispositive power over such shares. Bradford Associates, a general partnership of which such two persons are the partners, is the sole general partner of Bradford Venture Partners, L.P. and, as such, holds a 1% interest in that partnership. The business address of each of Mr. Simon and Ms. Henagan is 92 Nassau Street, Princeton, New Jersey 08542.

(2)	The address of the stockholder is 92 Nassau Street, Princeton, New Jersey 08542. The amount shown for the stockholder includes 709,870 shares owned of record by Overseas Equity Investors Partners (“Overseas Equity”), as to which the stockholder may be deemed to share beneficial ownership due to the formation of a “group” comprised of the stockholder and Overseas Equity for purposes of SEC rules.

(3)	The amounts shown for Mr. Simon and Ms. Henagan includes the shares owned of record by Overseas Equity as to which they may be deemed to share beneficial ownership due to their having voting power over such shares. Mr. Simon serves as chairman of the Board of Directors of the corporation that acts as the managing partner of Overseas Equity. Bradford Associates holds a 1% partnership interest in Overseas Equity, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Equity’s investment portfolio, and also acts as an investment advisor for Overseas Equity.

(4)	The stockholder is also one of our directors.

(5)	The amount shown includes 26,000 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(6)	The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda. The amount shown for the stockholder includes 1,909,870 shares owned of record by Bradford Venture Partners, L.P., as to which the stockholder may be deemed to share beneficial ownership due to the information of a “group” comprised of the stockholder and Bradford Venture Partners, L.P. for purposes of SEC rules.

(7)	The amount shown includes 26,000 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(8)	The amount shown includes 73,500 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(9)	The amount shown includes 24,000 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(10)	The amount shown includes 47,500 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(11)	The amount shown includes 15,500 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(12)	The amount shown includes an aggregate of 245,500 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(13)	The amount shown includes 26,000 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(14)	The amount shown includes 5,000 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

(15)	The amount shown includes 2,000 shares that may be acquired under options exercisable within 60 days of March 21, 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal years ending September 30, 2005 and September 30, 2006 and through March 19, 2007. On March 19, 2007, Tufco Technologies, Inc. (the “Company”) dismissed Deloitte & Touche LLP as its independent registered public accounting firm and engaged McGladrey & Pullen, LLP as its new independent registered public accounting firm effective immediately, for the remainder of fiscal year ending September 30, 2007. The Audit Committee of the Company’s Board of Directors participated in and approved the decision to change independent registered accounting firms.

The audit report of Deloitte & Touche LLP on the Company’s financial statements for the fiscal years ended September 30, 2005 and September 30, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended September 30, 2005 and September 30, 2006 and through March 19, 2007, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report, and there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended September 30, 2005 and September 30, 2006 and through March 19, 2007, the Company did not consult with McGladrey & Pullen, LLP regarding any matters or reportable events as that term is described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee of the Board of Directors has appointed McGladrey & Pullen, LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2008.

Representatives of McGladrey & Pullen, LLP are expected to be available at the annual meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement at the meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

With respect to fiscal 2007, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management. Management has the responsibility for the preparation of our consolidated financial statements, and the independent registered public accounting firm has the responsibility for the audit of those consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, Communication with Audit Committee. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Brian Kelly, Chairman
C. Hamilton Davison, Jr.
Seymour S. Preston, III

Fees Paid to the Independent Registered Public Accounting Firm

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Deloitte & Touche LLP and McGladrey & Pullen LLP for fiscal years 2007 and 2006.

	McGladrey	Deloitte &	Deloitte &
	& Pullen	Touche	Touche
	FY 2007	FY 2007	FY 2006

Audit Fees	$154,344	$38,182	$192,625
Audit-Related Fees	8,590	5,718	0
Tax Fees	0	0	0
All Other Fees	0	0	0

Audit services of Deloitte & Touche LLP and McGladrey & Pullen LLP for fiscal 2007 consisted of the examination of the consolidated financial statements of the Company and quarterly reviews of consolidated financial statements and review of SEC filings. “Audit-Related Fees” include charges related to the fees in connection with consultations on accounting and reporting matters in support of the Company’s financial statements for the year ended September 30, 2007 and the review of Deloitte & Touche, LLP audit workpapers of the Company for the year ended September 30, 2006 by McGladrey & Pullen, LLP. There were no “Tax Fees” or “Other Fees” paid to Deloitte & Touche LLP or McGladrey & Pullen LLP during fiscal 2007. The Audit Committee approved all of the services described above.

Audit services of Deloitte & Touche LLP for fiscal 2006 consisted of the audit of the consolidated financial statements of the Company and quarterly reviews of consolidated financial statements and review of SEC filings. There were no “Audit Related Fees, “Tax Fees” or “Other Fees” paid to Deloitte & Touche LLP during fiscal 2006. The Audit Committee approved all of the services described above.

The Audit Committee’s policy is to pre-approve all auditing and permitted non-audit services other than deminimus non-audit services as defined in Section 10A(i)(1) of the Exchange Act which will be approved prior to the completion of the registered public accounting firm’s audit. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP and McGladrey & Pullen LLP.

STOCKHOLDER PROPOSALS

To be included in the proxy statement, any proposals from holders of common stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2009 must be received by the Company, addressed to the Corporate Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than December 13, 2008, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

Any holder of common stock of the Company desiring to bring business before the 2009 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Corporate Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than December 15, 2008.

OTHER BUSINESS

We know of no other business that will be presented at the annual meeting. If other matters requiring a vote of the stockholders properly comes before the annual meeting, the persons authorized under the proxies will vote and act according to their best judgment.

EXPENSES

The expense of preparing, printing, and mailing proxy materials to our stockholders will be borne by us. In addition to the solicitation of proxies by use of the mail, proxies may be solicited personally or by telephone or facsimile by directors, officers and regularly engaged employees, none of whom will receive additional compensation therefore. Brokerage houses, nominees and other similar record holders will be requested to forward proxy materials to the beneficial owners of the common stock and will be reimbursed by us upon request for their reasonable out-of-pocket expenses.

ANNUAL REPORT

We have provided without charge a copy of our annual report to stockholders for fiscal year 2007 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All such requests should be directed to: Michael B. Wheeler, Corporate Secretary, Tufco Technologies, Inc., P. O. Box 23500, Green Bay, Wisconsin 54305.

P R O X Y

TUFCO TECHNOLOGIES, INC.
Annual Meeting of Stockholders, May 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
TUFCO TECHNOLOGIES, INC.

The undersigned hereby appoints ROBERT J. SIMON and MICHAEL B. WHEELER, and each of them, jointly and severally, as proxies, each with full power of substitution, to vote all of the undersigned’s shares of common stock held of record on March 27, 2008, at the 2008 annual meeting of stockholders or at any postponements or adjournments thereof.

This proxy, when properly executed, will be voted in accordance with the directions made on the reverse side. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors. The proxies will vote with respect to the second proposal according to their best judgment.

1. Election of Directors.

FOR all nominees listed below (except as marked below to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

(Samuel J. Bero, C. Hamilton Davison, Jr., Louis LeCalsey, III, Brian Kelly, Robert J. Simon, Richard M. Segel and William R. Ziemendorf)

Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as name appears below. When shares are held in more than one name, all parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:	, 2008

Signature

Signature if shares held in more than one name

Please mark, sign, date and promptly return this proxy in the enclosed envelope.